Exhibit 10.19

6 June 2017

DEALER AGREEMENT

relating to the

EUR 50,000,000 Belgian Multi-currency Short-Term Treasury Notes Programme of

as Issuer

and

BNP Paribas Fortis SA/NV

as Arranger, Domiciliary Agent and Dealer

EURONAV NV – Dealer Agreement – 6 June 2017 – Execution Version

TABLE OF CONTENTS

1.	INTERPRETATION	2
2.	APPOINTMENTS	5
3.	ISSUE PROCEDURE	6
4.	REPRESENTATIONS AND WARRANTIES	10
5.	CONDITIONS PRECEDENT	13
6.	COVENANTS AND AGREEMENTS	14
7.	OBLIGATIONS OF THE DEALER	20
8.	TERMINATION AND ADDITIONAL APPOINTMENT	21
9.	Transfers to affiliates	22
10.	CALCULATION AGENT	22
11.	STATUS OF THE DEALERS AND THE ARRANGER	22
12.	NOTICES	23
13.	PARTIAL INVALIDITY	23
14.	REMEDIES AND WAIVERS	23
15.	COUNTERPARTS	24
16.	APPLICABLE LAW AND JURISDICTION	24
SCHEDULE 1 CONDITION PRECEDENT DOCUMENTS		25
SCHEDULE 2 SELLING RESTRICTIONS		26
SCHEDULE 3 DEALER ACCESSION LETTER		28
SCHEDULE 4 NOTIFICATION LETTER FOR AN INCREASE IN THE PROGRAMME MAXIMUM AMOUNT		29
SCHEDULE 5 FORM OF TRADE CONFIRMATION		30
schedule 6 Initial settlement instructions		32
Schedule 7 AdDresses for notices		33
Schedule 8 form of calculation agency agreement		34

EURONAV NV – Dealer Agreement – 6 June 2017 – Execution Version

THIS AGREEMENT IS DATED

6 June 2017

AND MADE BETWEEN

Euronav NV, a limited liability company (“naamloze vennootschap” / “société anonyme”) incorporated under the laws of Belgium and having its registered office at De Gerlachekaai 20, 2000 Antwerp, enterprise number 0860.402.767 (RPR/RPM Antwerpen) as issuer (hereinafter referred to as the “Issuer”);

AND

BNP PARIBAS FORTIS SA/NV, a credit institution validly existing under the laws of the Kingdom of Belgium, having its registered office at Montagne du Parc 3, B-1000 Brussels, Belgium, enterprise number 0403,199,702 (RPM/RPR Brussels) as arranger and dealer (the “Arranger” and the “Dealer”);

WHEREAS,

(i)	The Issuer has, further to a decision of its board of directors dated 6 June 2017, established a Multi-currency Short Term Treasury Notes Programme for the issue of Treasury Notes denominated in euro or any other foreign currency, subject to the Terms and Conditions of the Treasury Notes (the “Conditions”) set out in the Information Memorandum (as defined below) and in accordance with the law of 22 July 1991 relating to billets de trésorerie et certificats de dépôt / thesauriebewijzen en depositobewijzen, as amended, and the royal decree of 14 October 1991 relating to billets de trésorerie et certificats de dépôt / thesauriebewijzen en depositobewijzen, as amended.

(ii)	The Issuer has appointed BNP Paribas Fortis SA/NV, which has accepted, to act as Domiciliary Agent in relation to the Treasury Notes to be issued under the Programme pursuant to the Domiciliary Agency Agreement (as defined below).

(iii)	The Issuer, the Domiciliary Agent and the NBB (as defined below) have executed the Clearing Agreement (as defined below) in relation to the clearing of the Treasury Notes to be issued by the Issuer.

THE PARTIES HERETO AGREE AS FOLLOWS:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

“Additional Dealer” means any institution appointed as a Dealer in accordance with Clause 8.3 (Appointment of an Additional Dealer).

“Business Day” means any day, other than a Saturday or Sunday, that is (i) a TARGET Day and (ii) a day on which banks are open for general business in Brussels and, in respect of payments to be made in respect of Treasury Notes issued in a Foreign Currency, in the principal financial centre of such Foreign Currency.

“Clearing Agreement” means the Convention de service de clearing relatif aux billets de trésorerie dématérialises et aux certificats de dépôt dématérialisés / Overeenkomst van dienstverlening inzake de clearing van gedematerialiseerde thesauriebewijzen en gedematerialiseerde depositobewijzen dated on or about the date hereof and made between the NBB, the Issuer and the Domiciliary Agent, as amended, supplemented, or/and updated from time to time.

EURONAV NV – Dealer Agreement – 6 June 2017 – Execution Version

"Clearing System" means Clearstream Banking, société anonyme ("Clearstream, Luxembourg"), Euroclear Bank S.A./N.V. ("Euroclear"), the clearing system operated by the NBB, or any successor thereto or any other clearing system from time to time agreed between the Dealers and the Issuer.

“Dealer” means the Dealer (including BNP Paribas Fortis SA/NV in its capacity as Arranger) or the Dealer and any Additional Dealer but excluding any institution whose appointment as a dealer has been terminated under Clause 8.2 (Termination of and resignation by a Dealer) provided that where any such institution has been appointed as Dealer in relation to a particular issue of Treasury Notes or period of time, the expression Dealer shall only mean or include such institution in relation to such Treasury Notes or that time period.

“Disclosure Documents” means, at any particular date:

(a)	the Information Memorandum;

(b)	the most recently published audited financial statements of the Issuer and any subsequently prepared interim financial statements (whether audited or unaudited, and including, if applicable, the information to be prepared in accordance with the Treasury Notes Decree) of the Issuer; and

(c)	any other document delivered by the Issuer to a Dealer which the Issuer has expressly authorised in writing to be distributed to actual or potential purchasers of Treasury Notes.

“Domiciliary Agency Agreement” means the domiciliary agency agreement, dated on or about the date of this Agreement, between the Issuer and the Domiciliary Agent, as amended, supplemented, or/and updated from time to time, providing for the issuance of and payment on the Treasury Notes.

“Domiciliary Agent” means BNP Paribas Fortis SA/NV as domiciliary agent for the Treasury Notes and any successor agent appointed in accordance with the Domiciliary Agency Agreement.

“Dollars” and “USD” mean the lawful currency of the United States of America; and “Dollar Treasury Note” means a Treasury Note denominated in Dollars.

“euro” and “EUR” and "€" denote the single currency of the member states of the European Communities that adopt or have adopted the euro as their lawful currency under the legislation of the European Community for Economic Monetary Union and “euro Treasury Note” means a Treasury Note denominated in euro.

“Euro Equivalent” means on any day:

(a)	in relation to any euro Treasury Note, the nominal amount of such Treasury Note;

(b)	in relation to any Treasury Note denominated or to be denominated in any other currency, the amount in euro which would be required to purchase the nominal amount of such Treasury Note as expressed in such other currency at the spot rate of exchange for the purchase of such other currency with euro, as observed by the Issuer at or about 11.00 a.m. (Brussels time) on such day.

“Foreign Currency” means any lawful currency other than Euro for which the European Central Bank daily publishes Euro foreign exchange reference rates, provided that the NBB accepts such currency and subject to compliance with all applicable legal and regulatory requirements (including the rules of the Clearing System).

“UK FSMA” means the Financial Services and Markets Act 2000.

“Group” means the Issuer and its Subsidiaries.

“Information Memorandum” means the information memorandum dated 6 June 2017,containing information about the Issuer and the Treasury Notes (including information incorporated therein by reference), as prepared by or on behalf of the Issuer pursuant to Article 5 of the Treasury Notes Law for use by the Dealer and Additional Dealer, if any, in connection with the transactions contemplated by this Agreement, as the same may be amended, supplemented, updated and/or substituted from time to time.

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“Issue Date” means the date on which Treasury Notes are to be issued in accordance with an agreement between the Issuer and the Dealer and Additional Dealer, if any, for a Note Transaction.

“NBB” means the National Bank of Belgium, provided that, if the NBB ceases to be the operator of the Clearing System in relation to the Treasury Notes, references to the NBB shall henceforth refer to the successor operator thereof in relation to the Treasury Notes.

“Note Transaction” means the issue by the Issuer and the subscription by a Dealer of Treasury Note(s) in accordance with Clause 3.2 (Issue Procedure).

“Programme” means the commercial paper programme of the Issuer established by the Programme Agreements.

“Programme Agreements” means this Agreement, any agreement for a Note Transaction, the Domiciliary Agency Agreement, and the Clearing Agreement.

“Programme Maximum Amount” means EUR 50,000,000 or such other amount as may apply in accordance with Clause 3.6 (Increase in Programme Maximum Amount).

“Ratings Agency” means Fitch Ratings Ltd. ("Fitch"), Moody's Investors Service, Limited ("Moodys") or Standard & Poor's Credit Market Services Europe Limited ("S&P") or any other statistical ratings organisation which rates the Issuer's debt securities.

“Relevant Party” means the Arranger, the Dealer or an Additional Dealer, each of their respective affiliates and each person who controls them (within the meaning of section 15 of the Securities Act of the United States Securities Exchange Act of 1933, as amended), together with each of their respective directors, officers, employees and agents.

“Sanctions” means any economic or financial sanctions or embargoes and/or restrictive measures administered or imposed by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. State Department, any other agency of the U.S. government, the United Nations, the European Union or the United Kingdom.

"Sterling" and "£" denote the lawful currency of the United Kingdom; and "Sterling Note" means a Treasury Note denominated in Sterling.

“Subsidiary” means:

(a)	an entity of which a person has direct or indirect control or owns directly or indirectly more than 50% of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise; or

(b)	an entity whose financial statements are, in accordance with applicable law and generally accepted accounting principles, consolidated with those of another person using the full consolidation method.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“Trade Confirmation” means the trade confirmation confirming the terms of a Note Transaction substantially in the form of Schedule 5 to this Agreement (Form of Trade Confirmation).

“Trade Date” means, in relation to a given Note Transaction, the date on which an agreement for a Note Transaction is reached between the Issuer and a Dealer in accordance with Clause 3.2 (Issue procedure) below.

EURONAV NV – Dealer Agreement – 6 June 2017 – Execution Version

“Treasury Note” means a dematerialised treasury note (billet de trésorerie / thesauriebewijs) issued under and in accordance with the Treasury Notes Law and the Treasury Notes Decree and issued by the Issuer in accordance with the Domiciliary Agency Agreement.

“Treasury Notes Decree” means the Belgian royal decree of 14 October 1991 implementing the Treasury Notes Law, as amended or replaced from time to time.

“Treasury Notes Law” means the Belgian law of 22 July 1991 on treasury notes and certificates of deposit (loi relative aux billets de trésorerie et aux certificats de dépôt / wet betreffende de thesauriebewijzen en de depositobewijzen), as amended or replaced from time to time.

1.2	Construction

(a)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	a provision of a law is a reference to that provision as amended, extended, applied or re-enacted and includes any subordinate legislation;

(ii)	a Clause or a Schedule is a reference to a clause of or a schedule to this Agreement;

(iii)	a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or any other entity whether or not having separate legal personality, and references to any person shall include its successors in title, permitted assigns and permitted transferees;

(iv)	assets includes present and future properties, revenues and rights of every description;

(v)	an authorisation includes any authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration;

(vi)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation; and

(vii)	any Programme Agreement or other document is a reference to that Programme Agreement or other document as amended, novated, restated, superseded or supplemented.

(b)	Each capitalised term used in this Agreement and not expressly defined in this Agreement shall, unless the context otherwise requires, have the meaning given to such term in the Information Memorandum.

(c)	The index to and the headings in this Agreement are for convenience only and may not be considered in construing this Agreement.

2.	APPOINTMENTS

2.1	Appointment of Arranger

The Issuer hereby appoints BNP Paribas Fortis SA/NV as Arranger of the Programme. BNP Paribas Fortis SA/NV hereby accepts such appointment.

EURONAV NV – Dealer Agreement – 6 June 2017 – Execution Version

The Arranger will submit the Programme to the NBB for acceptance in the Clearing System. The Arranger will submit the Programme to any other clearing service that may from time to time be relevant for the clearing of the Treasury Notes.

The Issuer agrees that the Information Memorandum and the content thereof will be deemed to be approved by and prepared under the sole liability of the Issuer when an original version thereof has been signed on the signature page by authorised signatories of the Issuer. The Issuer further agrees that any supplement thereto and the content thereof will be deemed to be approved by and prepared under the sole liability of the Issuer when signed by authorised signatories of the Issuer.

2.2	Appointment of the Dealer

The Issuer hereby appoints the Dealer with respect to the issue of Treasury Notes under this Agreement, and the Dealer hereby accepts such appointment upon the terms of this Agreement and subject to Clause 7.1 (Selling Restrictions).

2.3	The Uncommitted Programme

The Issuer shall not be under any obligation to issue Treasury Notes, and a Dealer shall not be under any obligation to subscribe for or procure the subscription of any Treasury Notes, until such time as an agreement for a Note Transaction has been reached between the Issuer and that Dealer.

3.	ISSUE PROCEDURE

3.1	Issue of Treasury Notes

(a)	Subject to the terms of this Agreement, the Issuer may issue Treasury Notes to the Dealer or any Additional Dealer from time to time upon such terms and such prices as the Issuer and the relevant Dealer may agree. The Issuer acknowledges that the Dealer or any Additional Dealer may resell the Treasury Notes subscribed for by such Dealer or hold the same in portfolio.

(b)	Each issue of Treasury Notes having the same Issue Date, Maturity Date, currency and yield and redemption basis will form one series of Treasury Notes.

(c)	The Tenor of each Treasury Note shall not be less than one day or greater than 364 days, with that Tenor being calculated from (and including) the Issue Date to (but excluding) the Maturity Date of that Treasury Note.

(d)	Treasury Notes shall be issued with a minimum denomination of EUR 250,000 (or integral multiples thereof) or such other conventionally accepted denominations in those currencies as may be agreed between the Issuer and the relevant Dealer from time to time, subject in each case to compliance with all applicable legal and regulatory requirements and provided that the equivalent of that denomination in euro (as determined by the Issuer on the Trade Date and on the Issue Date) is not less than EUR 250,000.

(e)	Treasury Notes shall be issued in accordance with the Conditions of the Treasury Notes, and said Conditions are hereby incorporated by reference.

(f)	The aggregate amount of Treasury Notes outstanding at any time will not exceed the Programme Maximum Amount. For the purposes of calculating the amount of Treasury Notes issued under the Programme, the Issuer shall take the principal amount of any outstanding Treasury Notes denominated in any currency other than euro as the Euro Equivalent of such principal amount as at the Trade Date of the relevant Treasury Notes.

EURONAV NV – Dealer Agreement – 6 June 2017 – Execution Version

3.2	Issue procedure

(a)	Whenever the Issuer wishes to issue Treasury Notes, any of its authorised officers shall contact the Dealer or any Additional Dealer directly by telephone, to advise such Dealer(s) of the desired Tenor(s), currency, amount(s) and Issue Date of the Treasury Notes it wishes to issue, if possible together with any other financial terms and conditions.

(b)	After a request from the Issuer in accordance with paragraph (a) above,

(i)	each Dealer may agree with the Issuer to subscribe for such Treasury Notes, in which case, the Issuer shall be obliged to issue and such Dealer shall be obliged to subscribe and pay for the Treasury Notes on the terms so agreed; or

(ii)	if agreed between a relevant Dealer and the Issuer, such relevant Dealer shall use its best effort to identify potential investors for Treasury Notes and invite them:

(A)	to subscribe for Treasury Notes at the financial conditions and in accordance with the terms proposed by the Issuer after consultation with the relevant Dealer; or

(B)	to bid for the subscription of Treasury Notes up to the amount and for the Tenor proposed by the Issuer after consultation with the relevant Dealer, and if in such case a Dealer is not able to subscribe for or procure the subscription of all or part of the amount allocated to it, the other Dealer, if any, shall have the right but not the obligation to subscribe for or procure the subscription of such amount of Treasury Notes.

As soon as possible, but in any event before 12.00 noon (Brussels time) on the Trade Date, each relevant Dealer(s) shall inform the Issuer, in the case of paragraph (b)(ii)(A) above, of the amount of Treasury Notes for which it is able to arrange the subscription or, in the case of paragraph (b)(ii)(B) above of the financial conditions at which it would be possible to arrange the subscription of the requested amount of Treasury Notes.

(c)	If at any time, an investor approaches a Dealer to request the issue of Treasury Notes by the Issuer, such Dealer shall inform the Issuer of such demand. The Issuer shall, subject to the other terms of this Agreement, have the right but not the obligation to issue Treasury Notes.

3.3	Agreements for Note Transactions

(a)	If the Issuer and the relevant Dealer have agreed by telephone on the terms of the subscription of any Treasury Note by or procured by such Dealer (including, but not limited to, with respect to the date of issue, purchase price, principal amount, maturity and interest or discount thereof) pursuant to this Agreement:

(i)	the Issuer, or if requested by the Issuer, the Dealer or an Additional Dealer shall at the latest by 2 p.m. (CET) on the Business Day preceding the proposed Issue Date for issues of Treasury Notes denominated in euro, and 2 p.m. (CET) on the second Business Day before the proposed Issue Date for issues of Treasury Notes denominated in any other currency, confirm by telephone to the Domiciliary Agent the information set out in the form of Trade Confirmation set out in Schedule 5 in respect of the Treasury Notes;

EURONAV NV – Dealer Agreement – 6 June 2017 – Execution Version

(ii)	the Issuer and the Dealer shall confirm on the Trade Date or at the latest by 4 p.m. (CET) on the Business Day preceding the proposed Issue Date for issues of Treasury Notes denominated in euro, and 4 p.m. (CET) on the second Business Day before the proposed Issue Date for issues of Treasury Notes denominated in any other currency, amongst each other in writing the terms of the relevant agreement for a Note Transaction using the Trade Confirmation; and

(iii)	the Issuer, or if requested by the Issuer, the Dealer, shall send at the latest by 6 p.m. (CET) on the Business Day preceding the proposed Issue Date for issues of Treasury Notes denominated in euro, and 6 p.m. (CET) on the second Business Day before the proposed Issue Date for issues of Treasury Notes denominated in any other currency in writing to the Domiciliary Agent, a copy of the Trade Confirmation duly signed or countersigned by the Issuer, or any other document signed or countersigned by the Issuer confirming the terms of the relevant agreement for a Note Transaction.

(b)	Failure to confirm: Any failure by the Issuer or the relevant Dealer to confirm, if so requested, its agreement with or rejection of the Trade Confirmation sent to it by the other party before 5 p.m. (CET) on the Business Day preceding the proposed Issue Date for issues of Treasury Notes denominated in euro, and 5 p.m. (CET) on the second Business Day before the proposed Issue Date for issues of Treasury Notes denominated in any other currency, shall be deemed an acceptance of the terms of the proposed issue, subject to Clause 3.4 (Recordings and disagreements).

(c)	Execution of transaction: The transaction shall be executed according to the terms set out in the Trade Confirmation or other document signed or countersigned by the Issuer and provided to the Domiciliary Agent pursuant to paragraph (a)(iii) above, unless the Issuer contacts the Domiciliary Agent, at the latest at 6 p.m. (CET) on the Business Day preceding the proposed Issue Date for issues of Treasury Notes denominated in euro, and 6 p.m. (CET) on the second Business Day before the proposed Issue Date for issues of Treasury Notes denominated in any other currency, to advise it of any error or discrepancy therein.

(d)	Settlement instructions: The relevant Dealer shall notify the Domiciliary Agent and the Issuer of the payment and delivery instructions applicable to such Treasury Note in accordance with the prevailing market practice and in sufficient time to enable the Domiciliary Agent to deliver such Treasury Notes (or make the same available for collection) against payment on the relevant Issue Date; the initial settlement instructions in respect of each Dealer and the Domiciliary Agent are set out in Schedule 6 (Initial Settlement Instructions), and each party may change the instructions applicable to it subject to prior written notice at least two Business Days prior to any date on which payment in respect of Treasury Notes is due.

(e)	Delivery and payment: On the Issue Date, each Dealer shall pay the purchase price for the Treasury Notes issued to it pursuant to the relevant agreement for a Note Transaction by transfer of the requisite amount in same day funds to the account of the Domiciliary Agent with the relevant clearing system, against delivery of the Treasury Notes to such securities account at the relevant clearing system as specified by the relevant Dealer.

Any payment to be made to the Domiciliary Agent that is not made through a clearing system against delivery of Treasury Notes shall be made by transfer of same-day funds settled through the TARGET2-system, or such other payment system designated by the Domiciliary Agent, to such account as the Domiciliary Agent shall from time to time have specified for this purpose.

3.4	Recordings and disagreements

Each party to this Agreement acknowledges and agrees that any telephone conversation in respect of or in relation to the issue of Treasury Notes may be recorded and kept by each relevant party.

EURONAV NV – Dealer Agreement – 6 June 2017 – Execution Version

In case of any disagreement between the Issuer and the Dealer or an Additional Dealer as to the terms and conditions of an issue of Treasury Notes, the recording of the relevant telephone conversations shall be decisive, provided that no such recording shall overrule a Trade Confirmation duly signed or countersigned by the Issuer. Each Dealer undertakes for the benefit of the Domiciliary Agent, and the Issuer agrees, to make available the recordings of such telephone conversations to the Domiciliary Agent in case of any disagreement between the Issuer and the Domiciliary Agent on the terms and conditions of Treasury Notes issued.

The terms and conditions of an issue may not be challenged after a period of two (2) months following the Trade Date, after which any such recordings may be destroyed.

3.5	Failure to issue

If, for any reason (including, without limitation, the failure of the relevant trade), the Issuer and the relevant Dealer agree that a Treasury Note is not to be issued in accordance with an agreement for a Note Transaction, the Issuer together with the relevant Dealer shall immediately notify the Domiciliary Agent of that fact. No cancellation of any issue will be possible after 10 a.m. (Brussels time) on the Business Day before the Issue Date in case the Treasury Notes are denominated in euro, and before 10 a.m. (Brussels time) on the Business Day before the Issue Date of such Treasury Notes, in case the Treasury Notes are denominated in any Foreign Currency (or such other time as from time to time agreed with or imposed by the NBB), after which time no such cancellation shall be possible.

3.6	Increase in Programme Maximum Amount

The Issuer may from time to time, subject to the prior consent of the Domiciliary Agent, increase the Programme Maximum Amount by:

(a)	giving at least 10 days’ notice by letter in substantially the form of Schedule 4 (Notification Letter for an Increase in the Programme Maximum Amount) to the Dealer and the Additional Dealer, if any, and to the Domiciliary Agent; and

(b)	delivering to each Dealer with that letter the documents referred to in that letter, in each case in form and substance acceptable to each Dealer.

3.7	Optional currencies

Any agreement for a Note Transaction for a Treasury Note denominated in any Foreign Currency (other than U.S. Dollars) shall be conditional upon:

(a)	it being lawful and in compliance with all requirements of any relevant central bank and any other relevant fiscal, monetary, regulatory or other authority from time to time, for deposits to be made in such currency and for such Treasury Note to be issued, offered for sale, sold and delivered;

(b)	it being denominated in any lawful currency other than Euro for which the European Central Bank daily publishes Euro foreign exchange reference rates, provided that the NBB accepts such currency and subject to (i) compliance with any applicable legal and regulatory requirements and (ii) the prior approval of the Domiciliary Agent on such currency.

(c)	the written consent of the Domiciliary Agent to that currency having been given; and

(d)	any appropriate amendments required, or considered by the Domiciliary Agent to be required, to be made to this Agreement and/or the Domiciliary Agency Agreement.

EURONAV NV – Dealer Agreement – 6 June 2017 – Execution Version

3.8	Dematerialised Treasury Notes

Each Treasury Note will be issued in dematerialised form and represented by book entries in securities accounts only (and not by any bearer document or register) maintained with the Clearing System itself or with participants or sub-participants in such system approved by the Belgian Financial Services and Markets Authority for the purposes of maintaining such securities accounts.

4.	REPRESENTATIONS AND WARRANTIES

4.1	Representations and warranties

The Issuer makes the representations and warranties in this Clause 4 to the Arranger, the Dealer and any Additional Dealer, if any.

4.2	Status

It is a company duly incorporated and validly existing under the laws of Belgium (in respect of the Issuer), with full power and authority to own its assets and to conduct its business as it is being conducted.

4.3	Powers and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise the entry into, the performance and delivery of, the Treasury Notes and the Programme Agreements to which it is a party and the transactions contemplated by those Programme Agreements and Treasury Notes.

4.4	Binding obligations

The obligations expressed to be assumed by it in each of the Programme Agreements to which it is a party and (when issued and paid for) the Treasury Notes are legal, valid, binding and enforceable obligations.

4.5	Use of proceeds

It shall use the proceeds of issues of Treasury Notes for general corporate purposes.

4.6	Authorisations

All authorisations required to enable it to lawfully enter into, exercise its rights and comply with its obligations under the Programme Agreements to which it is a party and the Treasury Notes, and to make the Programme Agreements to which it is a party and the Treasury Notes admissible in evidence in Belgium have been obtained or effected and are in full force and effect.

4.7	Financial requirements

The Issuer complies with the financial requirements set out in Article 13 of the Treasury Notes Decree.

4.8	Non-conflict

The entry into and delivery by it of the Programme Agreements to which it is a party and the performance by it of the obligations under such Programme Agreements will not conflict with, or constitute a default under,

(a)	its constitutional documents;

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(b)	any law or regulation which is applicable to it; or

(c)	any term of any agreement or any instrument to which it is a party or by which it or any of its assets may be bound.

4.9	Ranking

The obligations of the Issuer under the Programme Agreements to which it is a party and, when issued and paid for, the Treasury Notes rank at least pari passu with all present and future unsecured and unsubordinated obligations of the Issuer, as the case may be, other than obligations preferred by law applying to companies generally.

4.10	Disclosure Documents

(a)	To the best of the Issuer’s knowledge and belief, in the context of the Programme Agreements and the transactions contemplated by the Programme Agreements, the press release(s) or/and financial statements contained or incorporated by reference in the Disclosure Documents is true and accurate in all material respects and not misleading in any material respect and there are no other facts in relation to the Issuer or any Treasury Notes the omission of which makes the Disclosure Documents or any such information contained or incorporated by reference therein misleading in any material respect.

(b)	The Information Memorandum, as supplemented to incorporate by reference press release(s) or/and financial statements, has been approved by and is prepared under the sole liability of the Issuer and contains all necessary information on the Issuer, the Programme and the rights attached to and the terms and conditions of the Treasury Notes.

(c)	Any statements of intention, opinion, belief or expectation contained in the Disclosure Documents are, or will be at the date of their publication, honestly and reasonably made by the Issuer.

4.11	Financial Information

The most recently published financial statements of the Issuer, which are incorporated by reference in the Information Memorandum:

(a)	were prepared in accordance with the requirements of applicable law and with generally accepted accounting principles in the jurisdiction of incorporation of the Issuer and are (other than in respect of changes required pursuant to a change in applicable laws or accounting principles and/or changes disclosed in the notes to such financial statements) consistently applied throughout the periods involved; and

(b)	fairly represent its financial condition and operations as at the date on which they were prepared.

4.12	Adverse Change and Litigation

Except as otherwise disclosed by any Disclosure Document:

(a)	there has been no material adverse change in the business, financial or other condition of the Issuer since the date of the most recently published audited consolidated financial statements; and

(b)	there is no material litigation, arbitration or governmental proceeding pending or, to the knowledge of the Issuer, threatened against or affecting any member of the Group,

which in any case could reasonably be expected to be capable to affect the assessment by an investor of the Treasury Notes.

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4.13	No Default

The Issuer is not in default in respect of any indebtedness for borrowed money or any obligation having a similar commercial effect.

4.14	No Withholding Tax

The Issuer is not required by any law or regulation or any relevant taxing authority or any political subdivision or any authority thereof having the power to tax in the jurisdiction in which the Issuer is resident for tax purposes to make any withholding or deduction from any payment due under the Treasury Notes or any Programme Agreement to which it is party for or on account of any taxes or duties of whatever nature, provided that such Treasury Notes are held by an investor that qualifies under Article 4 of the Royal Decree of 26 May 1994 in an Exempt Account (X-Account) with a qualifying clearing system in accordance with the Belgian law of 6 August 1993 relating to transactions in certain securities and its implementation decrees.

4.15	Maximum Amount

The aggregate outstanding principal amount of the Treasury Notes on the Trade Date of any Treasury Note does not and will not exceed the Programme Maximum Amount.

4.16	Anti-Bribery

Neither the Issuer nor any of its Subsidiaries, nor to the knowledge of the Issuer any director, officer, agent, employee or other person associated with or acting on behalf of the Issuer or any of its Subsidiaries, has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of any applicable anti-bribery or anti-corruption law, rule or regulation enacted in any jurisdiction; or made, offered or promised to make, or authorised the payment or giving of any bribe, rebate, payoff, influence payment, facilitation payment, kickback or other unlawful payment or gift of money or anything of value prohibited under any applicable law, rule or regulation.

4.17	Sanctions

Neither the Issuer nor any of its Subsidiaries nor, to the knowledge of the Issuer any director, officer, agent, employee or affiliate of the Issuer or any of its Subsidiaries is currently the subject of any Sanctions or conducting business in breach of any Sanctions.

4.18	Money Laundering Laws

The operations of the Issuer and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record keeping and reporting requirements and money laundering statutes in the jurisdiction of Issuer and of all jurisdictions in which the Issuer and its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency (collectively, “Money Laundering Laws”).

4.19	United States Investment Company Act

The Issuer is not, or as a result of any issue of Treasury Notes or the receipt or application of the proceeds thereof will not become, an investment company as defined in the United States Investment Company Act of 1940.

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4.20	U.S. selling restrictions

The Issuer represents, warrants and agrees:

(a)	that neither it, nor any of its affiliates (as defined in Rule 405 under the U.S. Securities Act of 1933, as amended (the "Securities Act")), nor any person (other than the Dealers, as to whom no representation or warranty is made) acting on its behalf or on behalf of any of its affiliates, has engaged or will engage in any directed selling efforts (as defined in Regulation S under the Securities Act ("Regulation S")) in the United States with respect to any Treasury Notes; and

(b)	that it is a foreign issuer and reasonably believes that there is no substantial U.S. market interest (as those terms are defined in Regulation S) in its debt securities; and

(c)	that it will not offer or sell, nor solicit offers to buy, securities under circumstances that would require registration of the Treasury Notes under the Securities Act.

4.21	Foreign issuer

The Issuer is a ‘foreign issuer’ (as such term is defined in Regulation S) and the Issuer believes that there is no ‘substantial U.S. market interest’ (as such term is defined in Regulation S) in the Issuer’s debt securities.

4.22	Times for making representations and warranties

The representations and warranties set out in this Clause 4:

(a)	are made on the date of this Agreement; and

(b)	are deemed to be repeated on each date a Note Transaction is agreed and each date upon which any Treasury Note is, or is to be, issued by reference to the facts and circumstances then existing.

When a representation or warranty under Clauses 4.10 (Disclosure Documents) and 4.12 (Adverse Change and Litigation) is repeated under paragraph (b) above, the reference to Disclosure Documents shall be deemed to be only the Disclosure Documents which have been published before the date on which a relevant Note Transaction is made (in the case of that Note Transaction and the corresponding issue of Treasury Notes).

4.23	Notice of inaccuracy

If, before a Treasury Note is issued and delivered to or for the account of, the relevant Dealer, any event occurs which would render any of the representations and warranties in this Clause 4 immediately, or with the lapse of time, untrue or incorrect in any material respect, the Issuer will inform the relevant Dealer as soon as reasonably practicable of the occurrence of such event. In either case, the relevant Dealer shall inform the Issuer without any undue delay whether it wishes to continue or discontinue the issuance and delivery of the respective Treasury Notes.

5.	CONDITIONS PRECEDENT

5.1	Initial conditions precedent

At the latest at the date falling five Business Days before the date upon which the Issuer and the Dealer or Additional Dealer, if any, shall first agree terms for a Note Transaction (or such other period as agreed between the Issuer and that Dealer), the Issuer shall deliver to that Dealer each of the documents listed in Schedule 1 (Condition Precedent Documents), in form and substance satisfactory to that Dealer.

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5.2	Further conditions precedent

The obligations of the Dealer and Additional Dealer, if any (in respect of any agreement for a Note Transaction and each issue of Treasury Notes) shall be conditional upon:

(a)	the representations and warranties of the Issuer as set out in Clause 4 (Representations and warranties) of this Agreement being true and correct on each date upon which an agreement for a Note Transaction is made and on any Issue Date, by reference to the facts and circumstances existing at each such date;

(b)	there being, as at the date of any agreement for a Note Transaction and any Issue Date of such Treasury Notes, no breach in the performance of the obligations of the Issuer under any Programme Agreement and there being no event of default as set out in Condition 15 (Events of Default) of the Conditions which is continuing;

(c)	the total amount of outstanding Treasury Notes does not exceed, and will not exceed as a consequence of the proposed trade of Treasury Notes, the Programme Maximum Amount; and

(d)	the Issuer has complied with its obligations under Article 22 of the Treasury Notes Decree.

5.3	Conditions precedent for updates or supplements

Any update of the Information Memorandum or any Programme Agreement that concerns a change of the Issuer or an increase in the Programme Maximum Amount will be subject to the satisfaction of the conditions set out, and the delivery of the documents referred to, in Schedule 1 (Condition Precedent Documents).

6.	COVENANTS AND AGREEMENTS

6.1	Duration

The undertakings in this Clause 6 remain in force from the date of this Agreement for so long as any Programme Agreement is in force and any amount is or may be outstanding under any Programme Agreement or any Treasury Note.

6.2	Financial information

(a)	Whenever the Issuer publishes or makes available to its shareholders (or any class of them) or to its creditors generally (or any class of them) or to the public (by filing with any regulatory authority, securities exchange or otherwise) any information which could reasonably be expected to be material in the context of the Programme Agreements and the Treasury Notes and the transactions contemplated by the Programme Agreements and the Treasury Notes and to the extent such information is not published on the Issuer’s website, the Issuer shall:

(i)	notify the Dealer as to the nature of such information;

(ii)	upon request from the Dealer or Additional Dealer, if any, advise such Dealer as to whether any such information has been published or made available;

(iii)	make a reasonable number of copies of such information available to the Dealer or Additional Dealer, if any, on demand upon request and permit distribution of that information to actual or potential purchasers of Treasury Notes; and

(iv)	take such action as may be necessary to ensure that the representation and warranty contained in Clause 4.10 (Disclosure Documents) is true and accurate on the dates when it is made or deemed to be repeated.

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(b)	The Issuer shall provide to the Dealer and the Additional Dealer, if any, on demand:

(i)	as soon as the same is approved by its shareholders and published, and at the latest six months after the end of each of its financial years, its annual accounts, either under the form of its most recent annual report or, if no annual report is published, under the form of the report delivered to the Centrale des bilans de la Banque Nationale de Belgique / Balanscentrale van de Nationale Bank van België, including, at least, the balance sheet, the income statement, the report by the board of directors and the auditors' report; and

(ii)	as soon as available, and in any event within four months after the end of the first half of each of the financial years of the Issuer, the information required to be prepared by the Issuer pursuant to Article 22 of the Treasury Notes Decree.

6.3	Authorisation information

Whenever the Issuer is required to obtain or effect any authorisation in order to comply with the representation and warranty contained in Clause 4.6 (Authorisations), the Issuer shall:

(a)	notify the Dealer or Additional Dealer, if any, as to the nature of such authorisation; and

(b)	upon request by the Dealer or Additional Dealer, if any, make a reasonable number of copies of such authorisation available to that Dealer.

6.4	Financial Covenants:

The Issuer will ensure that the consolidated financial position of the Euronav Group shall at all times be such that:

(a)	Consolidated Working Capital shall not be less than $0;

(b)	Free Liquid Assets are not less than the higher of:

(i)	$50,000,000;

(ii)	5 per cent, of Total Indebtedness;

(iii)	the amount of Cash shall equal or exceed US$30,000,000; and

(c)	the ratio of Stockholders' Equity to Total Assets is not less than 30 per cent.

In this Clause 6.4 (Financial Covenants):

"Cash" means, at any date of determination, the aggregate value of the Euronav Group's credit balances on any deposit, savings or current account and cash in hand with recognised and reputable banks or financial institutions but excluding any such credit balances and cash subject to a Security Interest at any time;

"Consolidated Current Assets" means, at any date of determination, the amount of the current assets of the Euronav Group determined on a consolidated basis in accordance with IFRS and as shown in the Latest Annual Account and including any amounts available under committed credit lines and revolving credit facilities having remaining maturities of more than 12 months;

"Consolidated Current Liabilities" means, at any date of determination, the amount of the current liabilities of the Euronav Group determined on a consolidated basis in accordance with IFRS and as shown in the Latest Annual Account;

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"Consolidated Working Capital" means Consolidated Current Assets less Consolidated Current Liabilities;

"Euronav Group" means the Issuer and each of its subsidiaries.

"Free Liquid Assets" means, at any date of determination, the aggregate amount of cash and cash equivalents of the Euronav Group determined on a consolidated basis in accordance with IFRS and as shown in the Latest Annual Account but excluding any of those assets subject to a Security Interest at any time and, for the avoidance of doubt, "cash and cash equivalents" include any amounts available under committed credit lines and revolving credit facilities having remaining maturities of more than 6 months;

"Latest Public Account" means, at any date, the consolidated public account of the Euronav Group most recently delivered to the Dealer pursuant to Clause 6.2 (Financial Information) and/or most recently made publicly available;

"Security Interest" means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lient or any other security interest of any kind;

(b)	the security rights of a plaintiff under an action in rem; and

(c)	any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution.

"Stockholders' Equity" means, at any date of determination, the amount of the capital and reserves of the Euronav Group determined on a consolidated basis in accordance with IFRS and as shown in the Latest Annual Account;

"Total Assets" means, at any date of determination, the amount of the total assets of the Euronav Group determined on a consolidated basis in accordance with IFRS and as shown in the Latest Annual Account; and

"Total Indebtedness" means, at any date of determination, the amount of bonds, notes, debentures, debenture stocks, loan stocks, certificates or other instruments which are listed, quoted or traded, or for which there is an intention to make an application for listing, quotation or trading, on any stock exchange or in any securities market (including, without limitation, any over-the-counter market) of the Euronav Group determined on a consolidated basis in accordance with IFRS and as shown in the Latest Annual Account

6.5	Other information

The Issuer undertakes to inform the Dealer or Additional Dealer, if any, promptly upon becoming aware, and at the latest at such time as the relevant information is published or made public by the Issuer in any form whatsoever, of any new fact, event or circumstance with regard to it or its financial situation that could:

(a)	be material in the context of the Programme Agreements, the transactions contemplated thereby, and the Treasury Notes;

(b)	constitute an Event of Default;

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(c)	cause the Information Memorandum to include an untrue statement of a material fact or the omission therein of a material fact necessary for the information contained therein not to be misleading or for it to present a true and fair view of the Issuer’s financial situation; or

(d)	render any of the representations set out in Clause 4 (Representations and warranties) untrue or incorrect in any material respect;

to provide the Dealer or Additional Dealer, if any, from time to time with such information as such Dealer may reasonably request in respect of (i) its operations and financial condition, (ii) the due authorisation and execution of the Programme Agreements and the Treasury Notes, or (iii) its ability to repay the amounts due in respect of the Treasury Notes upon their maturity.

The Issuer and the Dealer or Additional Dealer, if any, agree (i) to consider all non-public information provided in the context of the Treasury Notes as strictly confidential, (ii) not to disclose any of this information unless with the other party's written agreement or to their respective advisers (provided such advisers are bound by legal or contractual confidentially obligations) or to the extent it is required by a court of law or an applicable regulatory body (including stock market regulations), or if such information becomes generally available to the public (other than as a result of disclosure by any party to this agreement in breach of its undertaking) and (iii) to take all precautions necessary to maintain such information strictly confidential.

6.6	Updates of the Information Memorandum and the Programme

The Issuer undertakes:

(a)	to prepare and publish (at the cost and expense of the Issuer) an update or supplement to the Information Memorandum as soon as possible after the occurrence of any significant new factor, material mistake or inaccuracy relating to the Issuer, the Treasury Notes and/or the information included in the Information Memorandum which is capable of affecting the assessment of the securities and which arises or is noted after the date of the Information Memorandum; and

(b)	to prepare and publish (at the cost and expense of the Issuer) an update of the Information Memorandum, and to discuss and agree upon an update of the Programme in general (including the Programme Agreements) with the Arranger and the Dealer or Additional Dealer, if any, on or before the date falling five years after the date of the Information Memorandum or, if later, the date of the latest update of the Information Memorandum and/or the Programme.

6.7	Tenor and Currencies of issue of the Treasury Notes

The Issuer shall not issue or trade any Treasury Notes in currencies other than euro or US Dollars (other than as provided in Clause 3.7 (Optional currencies)), nor with a Tenor less than 1 day or longer than 364 days.

6.8	Indemnification

(a)	Without prejudice to the other rights or remedies of the Dealers, the Issuer undertakes to each Dealer that if that Dealer or any of its Relevant Parties incurs any liability, damages, cost, loss or expense (including, without limitation, reasonable legal fees, costs and expenses) (a Loss) arising out of or in connection with or based on

(i)	the Issuer's failure to make due payment under the Treasury Notes;

(ii)	any Treasury Notes not being issued for any reason attributable to Issuer after an agreement for that Note Transaction has been made;

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(iii)	any breach or alleged breach of the representations, warranties, covenants or agreements made or deemed to be repeated by the Issuer in this Agreement or any other Programme Agreement to which it is a party unless, in the case of an alleged breach only, the allegation is being made by that Relevant Party; or

(iv)	any untrue statement or alleged untrue statement of any material fact contained in the Disclosure Documents or the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect unless, in the case of an alleged untrue statement, the allegation is being made by that Relevant Party.

the Issuer shall pay to that Dealer on demand an amount equal to such Loss on an after tax basis. No Dealer shall have any duty or obligation, whether as fiduciary or trustee for any Relevant Party or otherwise, to recover any such payment or to account to any other person for any amounts paid to it under this paragraph (a).

(b)	In case any allegation as described in subparagraphs (iii) or (iv) above is made or any action is brought against any Relevant Party in respect of which recovery may be sought from the Issuer under this Clause 6.7, the Relevant Party shall promptly notify the Issuer (although failure to do so will not relieve the Issuer from any liability under this Agreement). If any such allegation is made, the parties agree to consult in good faith with respect to the nature of the allegation. Subject to paragraph (c) below, the Issuer may participate at its own expense in the defence of any action.

(c)	If it so elects within a reasonable time after receipt of the notice referred to in paragraph (b) above, the Issuer may assume the defence of the action with legal advisers chosen by it and approved by the Relevant Party (such approval not to be unreasonably withheld or delayed). Notwithstanding such election a Relevant Party may employ separate legal advisers reasonably acceptable to the Issuer and the Issuer shall bear the reasonable fees and expenses of such separate legal advisers if:

(i)	the use of the legal advisers chosen by the Issuer to represent the Relevant Party would present such legal advisers with a conflict of interest;

(ii)	the actual or potential defendants in, or targets of, any such action include both the Relevant Party and the Issuer and the Relevant Party concludes that there may be legal defences available to it and/or other Relevant Parties which are different from or additional to those available to the Issuer;

(iii)	the Issuer has not employed legal advisers reasonably satisfactory to the Relevant Party to represent the Relevant Party within a reasonable time after notice of the institution of such action; or

(iv)	the Issuer authorises the Relevant Party to employ separate legal advisers at the expense of the Issuer.

(d)	If the Issuer assumes the defence of the action, the Issuer shall not be liable for any fees and expenses of legal advisers of the Relevant Party incurred thereafter in connection with the action, except as stated in paragraph (c) above.

(e)	The Issuer shall not be liable in respect of any settlement of any action effected without its written consent, such consent not to be unreasonably withheld or delayed. The Issuer shall not, without the prior written consent of the Relevant Party (such consent not to be unreasonably withheld or delayed) settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim or action in respect of which recovery may be sought (whether or not any Relevant Party is an actual or potential party to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each Relevant Party from all liability arising out of such claim or action and does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of a Relevant Party.

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(f)	Each Dealer will indemnify the Issuer against any and all losses, claims, damages, liabilities or expenses (including, without limitation, costs of investigation and defence, reasonable legal fees and disbursements) to which the Issuer may be subject directly arising out of or based upon any failure by that Dealer to comply with its obligations under this Agreement caused by any gross negligence of wilful misconduct of that Dealer.

6.9	Costs and expenses

The Issuer will:

(a)	pay, or reimburse the Arranger for, all reasonable costs and expenses (including value added tax and any other taxes or duties and, subject each time to the Issuer’s prior approval, fees and disbursements of counsel to the Arranger) incurred by the Arranger in connection with the preparation, negotiation, printing, execution and delivery of the Programme Agreements and the Treasury Notes and all documents contemplated by the Programme Agreements and the Treasury Notes;

(b)	pay, or reimburse the Dealer or any Additional Dealer, if any, for, all costs and expenses (including value added tax and any other taxes or duties and, subject each time to the Issuer’s prior approval, fees and disbursements of counsel to such Dealer) incurred by that Dealer in connection with the enforcement or protection of its rights under the Programme Agreements, the Treasury Notes and all documents contemplated by the Programme Agreements and the Treasury Notes; and

(c)	pay any stamp duty or other taxes (including any penalties and interest in respect thereof) payable in connection with the entry into, delivery and performance of any Programme Agreement or any Treasury Notes, and will indemnify and hold harmless each Dealer on demand from all liabilities arising from any failure to pay or delay in paying, by Issuer, such duty or taxes.

6.10	Changes to the Programme

(a)	The Issuer will notify the Dealer and any Additional Dealer, if any, of:

(i)	any change in the Domiciliary Agent, or any change in any of the offices of such Domiciliary Agent; and

(ii)	any amendment to or termination of the Domiciliary Agency Agreement,

by no later than 10 Business Days before the making of that change, amendment or termination.

(b)	The Issuer shall use commercially reasonable efforts to prevent from becoming effective any change, amendment or termination to the Domiciliary Agency Agreement which could reasonably be expected to adversely affect the interests of any Dealer or the holder of any Treasury Notes then outstanding.

6.11	Continuing obligations

The Issuer will take such steps (in conjunction with the Dealer or any Additional Dealer, if any, where appropriate) to ensure that any laws and regulations or requirements of any governmental agency, authority or institution which may from time to time be applicable to any Treasury Notes shall be fully observed and complied with, including (without limitation) its obligations under Clauses 6.12 (US selling restrictions) and 6.13 (United Kingdom).

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6.12	US selling restrictions

The Issuer and the Dealer or Additional Dealer, if any, represent, warrant and agree that neither them, nor any of their affiliates, nor any person acting on their behalf or on behalf of any of their affiliates, have engaged or will engage in any directed selling efforts in the United States with respect to any Treasury Notes, and that it and its affiliates have complied and will comply with the offering restrictions requirement of Regulation S under the United States Securities Act of 1933, as amended and the Issuer reasonably believes that there is no substantial US market interest in its debt securities. The Issuer and the Dealer or Additional Dealer, if any, agrees that it will not offer or sell, nor solicit offers to buy, securities under circumstances that would require registration of the Treasury Notes under the United States Securities Act of 1933, as amended. Terms used in this Clause 6.12 have the meanings given to them by that Regulation S.

6.13	United Kingdom

The Issuer and the Dealer or Additional Dealer, if any, will issue Treasury Notes under the Programme only if the following conditions apply (or the Treasury Notes can otherwise be issued without contravention of Section 19 of the UK FSMA):

(a)	the relevant Dealer covenants in the terms set out in Schedule 2 paragraph 2; and

(b)	the redemption value of each Treasury Note is not less than £100,000 (or an amount of equivalent value denominated wholly or partly in a currency other than Sterling), and no part of any Treasury Note may be transferred unless the redemption value of that part is not less than £100,000 (or such an equivalent amount).

6.14	Sanctions

The Issuer will ensure that proceeds raised in connection with the issue of any Treasury Notes will not directly or indirectly be lent, contributed or otherwise made available to any person or entity (whether or not related to the Issuer) in a manner or for a purpose prohibited by any Sanctions.

7.	OBLIGATIONS OF THE DEALER

7.1	Selling restrictions

Each Dealer represents covenants and agrees that it has complied and will comply with the selling restrictions set out in Schedule 2. Subject to those restrictions, each Dealer is authorised by the Issuer to circulate the Disclosure Documents to actual or potential purchasers of Treasury Notes.

No Dealer has been authorised to give any information or to make any representation, warranty or undertaking other than as contained in the Information Memorandum or in the documents specifically referred to therein.

7.2	Obligations several

The obligations of the Dealer or Additional Dealer, if any, under this Agreement are several and not joint. No Dealer shall be responsible for the obligations of any other Dealer under this Agreement.

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7.3	Secondary market sales

If any Treasury Noteholder wishes to sell any Treasury Note before its Maturity Date, the Dealer or Additional Dealer, if any, shall – on a best effort basis – seek a buyer, without any commitment to find a buyer for such Treasury Note or to acquire such Treasury Note itself.

8.	TERMINATION AND ADDITIONAL APPOINTMENT

8.1	Arranger

(a)	If any event occurs which in the reasonable opinion of the Arranger would prevent it to continue to act as Arranger for the establishment of the Programme, it may resign as such by giving not less than 20 calendar days prior written notice thereof to the Issuer. Hence, the Issuer shall appoint a new arranger and shall inform each Dealer thereof.

(b)	Nothing above shall prevent the Issuer from appointing a new arranger for the management of the Programme, provided it shall give the Arranger not less than 20 calendar days’ prior written notice of its discharge. The Issuer shall inform each Dealer thereof.

8.2	Termination of and resignation by a Dealer

(a)	The Issuer may terminate the appointment of any Dealer on not less than 30 days' written notice to the relevant Dealer. Each Dealer may resign on not less than 30 days' notice to the Issuer. The Issuer shall promptly inform the other Dealer or Dealers, if any, and the Domiciliary Agent of such termination or resignation.

(b)	The rights and obligations of each party to this Agreement shall not terminate in respect of any rights or obligations accrued or incurred before the date on which such termination takes effect and the provisions of Clauses 6.7 (Indemnification) and 6.8 (Costs and expenses) shall survive termination of this Agreement.

8.3	Appointment of an Additional Dealer

(a)	The Issuer may appoint one or more Additional Dealers upon the terms of this Agreement by sending a dealer accession letter to the Additional Dealer substantially in the form of Schedule 3. The appointment will only become effective if (i) the existing Dealers consent to such appointment (such consent not to be unreasonably withheld or delayed) and (ii) the Additional Dealer confirms acceptance of its appointment to the Issuer by signing that dealer accession letter and delivering it to the Issuer. The Issuer may limit that appointment to a particular issue of Treasury Notes or for a particular period of time (which need not be a finite period of time).

(b)	The Additional Dealer shall become a party to this Agreement on the later of:

(i)	the date of the signature of the dealer accession letter by the Additional Dealer in accordance with paragraph (a) above; and

(ii)	the date specified in the dealer accession letter as the date of appointment, and the Additional Dealer shall then be vested with all the authority, rights, powers, duties and obligations as if originally named as a Dealer under this Agreement.

(c)	If the appointment of that Additional Dealer is limited to a particular issue of Treasury Notes or period of time:

(i)	such authority, rights, powers, duties and obligations shall extend to the relevant Treasury Notes or period only; and

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(ii)	following the relevant issue of Treasury Notes or the expiry of the time period, the relevant Additional Dealer shall have no further authority, rights, powers, duties or obligations except such as may have accrued or been incurred prior to, or in connection with, the issue of such Treasury Notes or during that time period.

(d)	The Issuer shall promptly notify the Domiciliary Agent and each other Dealer of any appointment. The Issuer agrees to supply to such Additional Dealer, upon appointment, a copy of the conditions precedent documents specified in Schedule 1, if requested by the Additional Dealer.

(e)	Notwithstanding any other provision of this Agreement, the Issuer agrees and commits to not appoint any other dealer, and each Dealer agrees not to resign, during the 6 months following the date of this Agreement.

9.	Transfers to affiliates

If, at any time, the Dealer or Additional Dealer, if any, transfers all or substantially all of its commercial paper business to any of its affiliates then, on the date that transfer becomes effective, the relevant affiliate shall become the successor to that Dealer under this Agreement without the execution or filing of any paper or any further act on the part of the parties to this Agreement. Upon that transfer becoming effective, all references in this Agreement to the relevant Dealer shall be deemed to be references to the relevant affiliate. The relevant Dealer shall, promptly following that effective date, give notice of the transfer to the Issuer with a copy to the Domiciliary Agent.

10.	CALCULATION AGENT

(a)	If floating rate Notes are to be issued, the Issuer will, at its discretion, appoint either the relevant Dealer or the Domiciliary Agent or any other person to be the Calculation Agent in respect of such floating rate Notes. The prior consent of that Dealer, Domiciliary Agent or other person is required for this appointment.

(b)	If a Dealer has agreed to be the Calculation Agent, its appointment as such shall be on the terms of the form of agreement set out in Schedule 8, and that Dealer will be deemed to have entered into an agreement in that form for a particular calculation if it is named as Calculation Agent in the redemption calculation attached to or endorsed on the relevant Note.

(c)	If the Domiciliary Agent has agreed to be the Calculation Agent, its appointment shall be on the terms set out in the Domiciliary Agency Agreement.

(d)	If the person who has agreed to act as Calculation Agent is not a Dealer or the Domiciliary Agent, that person shall execute (if it has not already done so) an agreement substantially in the form of the agreement set out in Schedule 8.

11.	STATUS OF THE DEALERS AND THE ARRANGER

The Arranger shall have only those duties, obligations and responsibilities expressly specified in this Agreement. Each of the Dealers agrees that the Arranger has only acted in an administrative capacity to facilitate the establishment and/or maintenance of the Programme and has no responsibility to it for:

(e)	the adequacy, accuracy, completeness or reasonableness of any representation, warranty, undertaking, agreement, statement or information in the Information Memorandum, this Agreement or any information provided by it in connection with the Programme; or

(f)	the nature and suitability to it of all legal, tax and accounting matters and all documentation in connection with the Programme or any Treasury Notes.

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12.	NOTICES

12.1	Written Communication

Any communication to be made under this Agreement shall be made in writing and, unless otherwise agreed, may be made by fax, letter, e-mail or by telephone (in the latter case to be confirmed promptly by fax, letter or e-mail).

12.2	Delivery

(a)	Any communication by letter shall be made to the intended recipient and marked for the attention of the person, or any one of them, at its relevant address and shall be deemed to have been made upon delivery.

(b)	Any communication to be made by fax shall be made to the intended recipient and marked for the attention of the person, or any one of them, at its relevant fax number and shall be deemed to have been received when that fax communication has been received by the intended recipient in legible form.

(c)	Any communication to be made by e-mail shall be made to the address from time to time designated by the relevant party and shall be deemed to have been received when that email has been actually received in readable form at the correct address.

(d)	Any communication to be made by telephone shall be made to the intended recipient at the relevant telephone number from time to time designated by that party to the other parties for the purpose of this Agreement and shall be deemed to have been received when made provided that prompt confirmation of that communication is given by fax or letter.

(e)	A communication given under this Agreement after 4.00 p.m. on a Business Day will only be deemed to be given on the next Business Day.

12.3	Contact details

For purposes of Clause 12.2 (Delivery), the relevant contact details of each party to this Agreement shall be as set out in Schedule 7 (Addresses for notices) to this Agreement, or as otherwise notified by any party to each other party to this Agreement.

12.4	Language

Any notice or other document given in connection with a Programme Agreement or Treasury Note must be in English or French or Dutch.

13.	PARTIAL INVALIDITY

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

14.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising any right or remedy under the Programme Agreements shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

EURONAV NV – Dealer Agreement – 6 June 2017 – Execution Version

15.	COUNTERPARTS

This Agreement may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

16.	APPLICABLE LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of the Kingdom of Belgium and any dispute in relation therewith will be subject to the exclusive jurisdiction of the courts of Brussels, Belgium. Each of the Issuer, and the Dealer or Additional Dealer, if any, irrevocably submit to the jurisdiction of such courts and waive any objection to proceedings in such courts whether on the ground of venue or on the ground that the proceedings have been brought in an inconvenient forum.

This Agreement is executed in 2 original copies, of which each party hereto acknowledges having received one.

for the Issuer,

Euronav NV

/s/ Egied Verbeeck	/s/ Hugo De Stoop
Name Egied Verbeeck	Name Hugo De Stoop
Title Member Executive Committee	Title CFO, Member of Exec

for the Arranger and Dealer

BNP Paribas Fortis SA/NV

/s/ Martin De Patoul	/s/ Martine Van Sway
Name Martin De Patoul	Name Martine Van Sway
Title Company Lawyer	Title CP Dealer

EURONAV NV – Dealer Agreement – 6 June 2017 – Execution Version

SCHEDULE 1

CONDITION PRECEDENT DOCUMENTS

1.	A certified copy of the Issuer’s constitutional documents.

2.	A certified copy of all documents evidencing the internal authorisations required to be granted by the Issuer:

(a)	approving the terms of, and the transactions contemplated by, the Treasury Notes and Programme Agreements to which it is a party and resolving that it execute the Treasury Notes and Programme Agreements to which it is a party;

(b)	authorising a specified person or persons to negotiate the terms and execute the Programme Agreements to which it is a party on its behalf; and

(c)	authorising a specified person, or persons on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with Treasury Notes and Programme Agreements to which it is a party.

3.	A certified copy of any other power of attorney, authorisation or delegation pursuant to which specified persons may take any action on behalf of the Issuer in relation to the Programme and/or the issue of Treasury Notes thereunder.

4.	A certified copy of any governmental or other consents required for the issue of Treasury Notes and for the Issuer to enter into, deliver and perform its obligations under the Treasury Notes and the Programme Agreements (as applicable).

5.	A copy of any financial information that is available and that is required to be delivered pursuant to Clause 6.2.

6.	A copy of a duly executed version of:

(a)	the Information Memorandum;

(b)	this Agreement;

(c)	the Domiciliary Agency Agreement; and

(d)	the Clearing Services Agreement.

7.	A list of the names and titles and specimen signatures of the persons authorised:

(a)	to sign on behalf of the Issuer the Programme Agreements to which it is a party;

(b)	to sign on behalf of the Issuer all notices and other documents to be delivered in connection with the Programme Agreements and the Treasury Notes; and

(c)	to take any other action on behalf of the Issuer in relation to the commercial paper programme established by the Programme Agreements and/or the issue of Treasury Notes thereunder.

EURONAV NV – Dealer Agreement – 6 June 2017 – Execution Version

SCHEDULE 2

SELLING RESTRICTIONS

1.	General

Each Dealer has represented, warranted and agreed, and each further Dealer appointed under the Programme will be required to represent, warrant and agree, that it will observe all applicable laws and regulations in any jurisdiction in which it may offer, sell or deliver Treasury Notes and it will not directly or indirectly offer, sell, resell, re-offer or deliver Treasury Notes or distribute the Information Memorandum, advertisement or other offering material in any country or jurisdiction except under circumstances that will result, to the best of its knowledge and belief, in compliance with all applicable laws and regulations. This Information Memorandum does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

Any Treasury Note may only be offered, sold or transferred to an investor (i) that is not a private individual (personne physique / natuurlijk persoon) and (ii) that directly or indirectly holds the Treasury Note on a securities account opened in the in the clearing system of the NBB (or with a custodian) on which no Belgian withholding tax is due or will be levied (an “X-account”).

2.	Belgium

This Information Memorandum has not been submitted for approval to the Belgian Financial Services and Markets Authority and, accordingly, the Treasury Notes may not be distributed in Belgium by way of public offering, as defined for the purposes of the law of 16 June 2006 on public offerings of investment instruments and the admission of investment instruments to trading on regulated markets, as amended or replaced from time to time.

In addition, (i) the Treasury Notes are to be kept at all times on a securities account with a participant in the Clearing System, and (ii) no issuance or transfer of Treasury Notes may result in any investor holding Treasury Notes less than the minimum amount stipulated by or established in accordance with Article 4 of the Treasury Notes Law and/or stipulated by or established in accordance with Article 6 of the Treasury Notes Decree.

3.	Public Offer Selling Restriction under the Prospectus Directive (European Economic Area)

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Dealer has represented and agreed, and each further Dealer appointed under the Programme will be required to represent and agree, that with effect from and including the date on which the Prospectus Directive is implemented in that Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Treasury Notes to the public in that Relevant Member State.

The expression Prospectus Directive means Directive 2003/71/EC (and each and all amendments thereto, including the 2010 PD Amending Directive, to the extent implemented to the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

4.	United Kingdom

The Dealer has represented and agreed, and each further Dealer appointed under the Programme will be required to represent and agree, that:

EURONAV NV – Dealer Agreement – 6 June 2017 – Execution Version

(a)	in relation to any Treasury Notes, (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell any Treasury Notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the Treasury Notes would otherwise constitute a contravention of Section 19 of the UK FSMA by the Issuer;
(b)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the UK FSMA) received by it in connection with the issue or sale of any Treasury Notes in circumstances in which Section 21(1) of the UK FSMA does not apply to the Issuer; and
(c)	it has complied and will comply with all applicable provisions of the UK FSMA with respect to anything done by it in relation to any Treasury Notes in, from or otherwise involving the United Kingdom.

5.	United States of America

The Treasury Notes have not been and will not be registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with an exemption from the registration requirements of the Securities Act. Each Dealer represented that it has offered and sold, and agrees that they will offer and sell, Treasury Notes only outside the United States to non-US persons in accordance with Rule 903 of Regulation S under the Securities Act (“Regulation S”). Accordingly, none of the Dealer, its affiliates or any persons acting on its or their behalf have engaged or will engage in any directed selling efforts in the United States with respect to the Treasury Notes, and it and they have complied and will comply with the requirements of Regulation S, including implementing the applicable offering restrictions. Each Dealer and its affiliates also agree that, at or prior to confirmation of sale of Treasury Notes, they will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Treasury Notes from them during the distribution compliance period a confirmation or notice to substantially the following effect:

“The securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the completion of the distribution of an identifiable tranche of which such Treasury Notes are a part in accordance with Regulation S under the Securities Act. Terms used above have the meanings given to them by Regulation S under the Securities Act.”

Terms used in this paragraph have the meanings given to them by Regulation S.

6.	Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended; (the “FIEA”). Accordingly, each Dealer has represented and agreed (and each further Dealer appointed under the Programme will be required to represent and agree) that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell any Notes in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organised under the laws of Japan) or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and other applicable laws, regulations and ministerial guidelines of Japan.

EURONAV NV – Dealer Agreement – 6 June 2017 – Execution Version

SCHEDULE 3

DEALER ACCESSION LETTER

[Letterhead of Issuer]

[Date]

To:	[Name of new dealer]
cc.:	[list all existing Dealers]
cc.:	BNP Paribas Fortis SA/NV as Domiciliary Agent

Dear Sirs

EUR [___________________] Belgian Multi-currency Short-Term Treasury Notes Programme

We refer to a dealer agreement dated 6 June 2017 (the “Dealer Agreement”) between ourselves Issuer, BNP Paribas Fortis SA/NV [●], and [●] as Dealer(s) and BNP Paribas Fortis SA/NV as Arranger, relating to an EUR [___________________] Belgian Multi-currency Short-Term Treasury Notes Programme. Terms used in the Dealer Agreement shall have the same meaning in this letter.

In accordance with Clause 8.3 (Appointment of Additional Dealer) of the Dealer Agreement, we hereby appoint you as an Additional Dealer for the Programme upon the terms of the Dealer Agreement with [immediate effect/effect from [date]][for [       ] issue of Treasury Notes/for the period [       ] to [       ]]. [Copies of each of the condition precedent documents set out in Schedule 1 to the Dealer Agreement have been sent to you, as requested].

Please confirm acceptance of your appointment upon such terms by signing and returning to us the enclosed copy of this letter, whereupon you will, in accordance with Clause 8.3 (Appointment of Additional Dealer) of the Dealer Agreement, become a party to the Dealer Agreement vested with all the authority, rights, powers, duties and obligations set out in that Clause 8.3.

Yours faithfully

for and on behalf of
[_______________________]

We hereby confirm acceptance of our appointment as a Dealer upon the terms of the Dealer Agreement referred to above. For the purposes of Clause [12] (Notices) of the Dealer Agreement our contact details are as follows:

[NAME OF DEALER]

Address: [ ]
Telephone:	[ ]
Fax:	[ ]

Contact: [        ]

Dated:
Signed:
for [Name of new Dealer]

EURONAV NV – Dealer Agreement – 6 June 2017 – Execution Version

SCHEDULE 4

NOTIFICATION LETTER FOR AN INCREASE IN THE PROGRAMME MAXIMUM AMOUNT

[Letterhead of Issuer]

To:	The Dealer referred to below
cc.	BNP Paribas Fortis SA/NV (as Domiciliary Agent)
cc.	BNP Paribas Fortis SA/NV (as Arranger)

[Date]

Dear Sirs

EUR [__________________] Belgian Multi-currency Short-Term Treasury Notes Programme

We refer to a dealer agreement dated 6 June 2017 (the “Dealer Agreement”) between ourselves as Issuer, BNP Paribas Fortis SA/NV [●], and [●] as Dealer(s) and the Arranger relating to an EUR [____________] Belgian Multi-currency Short-Term Treasury Notes Programme. Terms used in the Dealer Agreement shall have the same meaning in this letter.

In accordance with Clause 3.6 (Increase in Programme Maximum Amount) of the Dealer Agreement, we hereby notify each of the addressees listed above that the Maximum Amount is to be increased from EUR [_______________] to EUR [_________________] with effect from [date], subject to delivery to the Dealers, the Arranger and the Domiciliary Agent of the following documents:

(a)	a certificate from a duly authorised officer of the Issuer confirming that no changes have been made to the constitutional documents of the Issuer since the date of the Dealer Agreement or, if there has been a change, a certified copy of the constitutional documents currently in force;

(b)	certified copies of all documents evidencing the internal authorisations and approvals required to be granted by the Issuer for such an increase in the Programme Maximum Amount;

(c)	certified copies of the written consent of the Domiciliary Agent [and] [specify any applicable governmental or other consents required by the Issuer] in relation to the increase];

(d)	a list of names, titles and specimen signatures of the persons authorised to sign on behalf of the Issuer all notices and other documents to be delivered in connection with such an increase in the Programme Maximum Amount;

(e)	an updated or supplemental Information Memorandum reflecting the increase in the Programme Maximum Amount of the Programme; and

Yours faithfully,

Name:
Title:
for and on behalf of

[●]

EURONAV NV – Dealer Agreement – 6 June 2017 – Execution Version

SCHEDULE 5

FORM OF TRADE CONFIRMATION

To:	[_________________________]
Attention:	[_________________________]
Fax:	[_________________________]

To:	BNP Paribas Fortis SA/NV as Domiciliary Agent, Montagne du Parc/Warandeberg 3, 1000 Brussels, Belgium
Attention:	CP Desk
Fax:	+32 (0)2 565 62 56
E-mail:	belgiumdomestic@bnpparibasfortis.com

Dealer Agreement dated 6 June 2017

We hereby confirm your instruction to prepare, complete, authenticate and issue Treasury Notes (in accordance with the terms of the above Dealer Agreement and the Domiciliary Agency Agreement (as defined therein)) and instruct you to:

A copy of this Trade Confirmation countersigned by the Issuer shall be sent by fax at the latest by 6 PM (CET) on the Business Day before the Issue Date (or, in respect of issues in currencies other than euro, by 6 PM (CET) on the second Business Day before the Issue Date) to the Domiciliary Agent at:

BNP Paribas Fortis SA/NV, Montagne du Parc /Warandeberg 3, 1000 Brussels, Belgium
Attention:	back office primary market
Fax:	+32 (0)2 565 62 56
E-mail:	belgiumdomestic@bnpparibasfortis.com

Name of relevant Dealer:	[__________________]
Account of relevant Dealer:	[only if different than number referred to in Schedule 6 to the Dealer Agreement] [Euroclear/Clearstream, Luxembourg]

Credit the account of [name of Dealer] with [NBB/Euroclear/Clearstream, Luxembourg] with the following Treasury Notes:

(a)	Currency:	[	]
(b)	Nominal Amount:	[	]
(c)	Denomination:	[	]
(d)	Trade Date:	[	]
(e)	Issue Date:	[	]
(f)	Maturity Date:	[	]
(g)	Yield/Interest Rate:	[	]
(h)	Interest Amount:	[	]
(i)	Number of days:	[	]
(j)	Basis (day count fraction):	[	]
(k)	Discounted Amount:	[	]
(l)	Calculation Agent:	[	]
(m)	Other:	[	]

against payment of [currency] [amount].

EURONAV NV – Dealer Agreement – 6 June 2017 – Execution Version

[unless originally sent by the Dealer in electronic form or by an automated system, in which case a signature from the relevant Dealer will not be required] SIGNED on behalf of

[NAME DEALER]

Name	Name
Title	Title

Euronav NV

Name	Name
Title	Title

EURONAV NV – Dealer Agreement – 6 June 2017 – Execution Version

schedule 6

Initial settlement instructions

Dealer	Account
BNP Paribas Fortis SA/NV	NBB GEBABEBB36A

Domiciliary Agent
BNP Paribas Fortis SA/NV	GEBABEBB36A for a direct clearing in the X/N system operated by the NBB; or -Euroclear 94783 for a clearing through Euroclear/Clearstream

EURONAV NV – Dealer Agreement – 6 June 2017 – Execution Version

Schedule 7

AdDresses for notices

If to the Issuer:
Euronav NV De Gerlachekaai 20 2000 Antwerpen Attn: Hugo De Stoop E-Mail: financial@euronav.com Phone : + 32 3 247 44 05 Fax : + 32 3 247 44 09

If to the Arranger

BNP Paribas Fortis SA/NV

Montagne du Parc / Warandeberg 3

1000 Brussels, Belgium

Attn: Legal CIB Capital Markets Securities

Tel: +32 (0)2 228 92 09

Fax: +32 (0)2 565 98 04

e-mail: docsecurities.mbc@bnpparibasfortis.com

If to the Domiciliary Agent

BNP Paribas Fortis SA/NV

Montagne du Parc / Warandeberg 3

1000 Brussels, Belgium

Attn: CP Desk

Tel: +32 (0)2 565 75 30

Fax: +32 (0)2 565 98 29

Attn: Back Office

Fax: +32 (0)2 565 62 56

E-mail: belgiumdomestic@bnpparibasfortis.com

If to the Dealer:
BNP Paribas Fortis SA/NV Attn: CP Desk Tel: +32 (0)2 565 75 30 Fax: +32 (0)2 565 98 29 E-mail: belgiumdomestic@bnpparibasfortis.com

EURONAV NV – Dealer Agreement – 6 June 2017 – Execution Version

Schedule 8

form of calculation agency agreement

THIS AGREEMENT is made on [●]

BETWEEN:

(1)	Euronav NV as issuer (the “Issuer”);

(2)	[CALCULATION AGENT], as the Calculation Agent appointed pursuant to the terms hereof (the “Calculation Agent”, which expression shall include any successor thereto).

WHEREAS:

(A)	Under a dealer agreement (as amended, supplemented and/or restated from time to time, the “Dealer Agreement”) dated 6 June 2017 and made between, among others, the Issuer and the Dealer(s) referred to therein, and a domiciliary agency agreement (as amended, supplemented and/or restated from time to time, the “Domiciliary Agency Agreement”) dated 6 June 2017 and made between, among others, the Issuer and the agent[s] referred to therein, the Issuer established a euro-commercial paper programme (the “Programme”).

(B)	The Dealer Agreement contemplates, inter alia, the issue under the Programme of floating rate notes and provides for the appointment of calculation agents in relation thereto. Each such calculation agent's appointment shall be on substantially the terms and subject to the conditions of this Agreement.

IT IS AGREED as follows:

1.	INTERPRETATION

(a)	Terms not expressly defined herein shall have the meanings given to them in the Dealer Agreement or the Domiciliary Agency Agreement.

(b)	Any reference in this Agreement to a statute, any provision thereof or to any statutory instrument, order or regulation made thereunder shall be construed as a reference to such statute, provision, statutory instrument, order or regulation as the same may have been, or may from time to time be, amended or re-enacted.

(c)	“Relevant Notes” means such floating rate notes in respect of which the Calculation Agent is appointed.

2.	APPOINTMENT OF CALCULATION AGENT

The Issuer appoints the Calculation Agent as its agent for the purpose of calculating the amount of interest in respect of the Relevant Notes upon the terms and subject to the conditions of this Agreement. The Calculation Agent accepts such appointment.

3.	DETERMINATION AND NOTIFICATION

(a)	The Calculation Agent shall determine the amount of interest payable on, each Relevant Note in accordance with the redemption calculation applicable thereto.

EURONAV NV – Dealer Agreement – 6 June 2017 – Execution Version

(d)	The Calculation Agent shall as soon as it has made its determination as provided for in paragraph (a) above (and, in any event, no later than the close of business on the date on which the determination is made) notify the Issuer and the Domiciliary Agent (if other than the Calculation Agent) of the amount of interest so payable.

4.	STAMP DUTIES

The Issuer will pay any stamp, registration and other similar taxes and duties (including any interest and penalties thereon or in connection therewith) payable in connection with the execution, delivery and performance of this Agreement.

5.	INDEMNITY AND LIABILITY

(e)	The Issuer shall indemnify and hold harmless on demand the Calculation Agent, on an after tax basis, against any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, legal fees and any applicable value added tax) which it may incur arising out of, in connection with or based upon the exercise of its powers and duties as Calculation Agent under this Agreement, except such as may result from its own negligence, default or bad faith or that of its officers, employees or agents.

(f)	The Calculation Agent shall indemnify and hold harmless on demand the Issuer on an after tax basis, against any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, legal fees and any applicable value added tax) which it may incur or which may be made against the Issuer as a result of or in connection with the appointment or the exercise of the powers and duties of the Calculation Agent under this Agreement resulting from the negligence, default or bad faith of the Calculation Agent or that of its officers, employees or agents.

(g)	The Calculation Agent may, after prior written approval of the Issuer, consult as to legal matters with lawyers selected by it, who may be employees of, or lawyers to, the Issuer. If such consultation is made, the Calculation Agent shall be protected and shall incur no liability for action taken or not taken by it as Calculation Agent or suffered to be taken with respect to such matters in good faith (after consultation with the Issuer), without negligence and in accordance with the opinion of such lawyers, as addressed to both parties.

6.	CONDITIONS OF APPOINTMENT

The Calculation Agent and the Issuer agree that its appointment will be subject to the following conditions:

(a)	in acting under this Agreement, the Calculation Agent shall act as an independent expert and shall not assume any obligations towards or relationship of agency or trust for the Issuer or the owner or holder of any of the Relevant Notes or any interest therein;

(b)	unless otherwise specifically provided in this Agreement, any order, certificate, notice, request, direction or other communication from the Issuer made or given under any provision of this Agreement shall be sufficient if signed or purported to be signed by a duly authorised employee of the Issuer;

(c)	the Calculation Agent shall be obliged to perform only those duties which are set out in this Agreement;

EURONAV NV – Dealer Agreement – 6 June 2017 – Execution Version

(d)	the Calculation Agent and its officers and employees, in its individual or any other capacity, may become the owner of, or acquire any interest in, any Relevant Notes with the same rights that the Calculation Agent would have if it were not the Calculation Agent hereunder; and

(e)	all calculations and determinations made pursuant to this Agreement by the Calculation Agent shall (save in the case of manifest error) be binding on the Issuer, the Calculation Agent and (if other than the Calculation Agent) the holder(s) of the Relevant Notes and no liability to such holder(s) shall attach to the Calculation Agent in connection with the exercise by the Calculation Agent of its powers, duties or discretion under or in respect of the Relevant Notes in accordance with the provisions of this Agreement.

7.	ALTERNATIVE APPOINTMENT

If, for any reason, the Calculation Agent ceases to act as such or fails to comply with its obligations under Clause 3, the Issuer shall appoint the Agent as Calculation Agent in respect of the Relevant Notes.

8.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of any person which exists or is available apart from that Act.

9.	GOVERNING LAW

This Agreement and every agreement for the issue and purchase of Notes and any non-contractual obligations arising out of or in connection with any of them shall be governed by, and construed in accordance with, English law.

10.	JURISDICTION

(a)	The English courts have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement and any dispute relating to any non-contractual obligations arising out of or in connection with this Agreement) and each party submits to the exclusive jurisdiction of the English courts.

(b)	The parties to this Agreement agree that the English courts are the most appropriate and convenient courts to settle any such dispute and accordingly no such party will argue to the contrary.

(c)	To the extent allowed by law, the Calculation Agent may take:

(i)	proceedings in any other court with jurisdiction; and

(ii)	concurrent proceedings in any number of jurisdictions.

EURONAV NV – Dealer Agreement – 6 June 2017 – Execution Version

11.	[SERVICE OF PROCESS

(a)	The Issuer irrevocably appoints [ ] as its agent under this Agreement for service of process in any proceedings before the English courts in connection with this Agreement.

(b)	If any person appointed as process agent is unable for any reason to act as agent for service of process, the Issuer must immediately appoint another agent on terms acceptable to the Calculation Agent. Failing this, the Calculation Agent may appoint another agent for this purpose.

(c)	The Issuer agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Clause does not affect any other method of service allowed by law.]

[NB – include if the Issuer is not incorporated in England and Wales]

12.	PARTIAL INVALIDITY

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

13.	COUNTERPARTS

This Agreement may be signed in any number of counterparts. This has the same effect as if the signatures on the counterpart were on a single copy of this Agreement.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Euronav NV

By:

[NAME OF CALCULATION AGENT]

By:

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